Exhibit 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the inclusion of our report dated March 30, 1998, on our audit of the Statements of Assets and Liabilities of PBHG Advisor Funds, Inc., as of March 20, 1998 under the heading "Financial Statements" in the Statement of Additional Information. We also consent to the reference to our Firm under the heading "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information with respect to this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-1A.






/s/ Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 16, 1998